Exhibit 8.1
LIST OF SIGNIFICANT SUBSIDIARIES (AS OF 31 DECEMBER 2025)

Sibanye Rustenburg Platinum Mines Proprietary Limited, incorporated in South Africa
Stillwater Mining Company, incorporated in Delaware
Western Platinum Proprietary Limited, incorporated in South Africa
Sibanye Gold Proprietary Limited, incorporated in South Africa